CALVERT VARIABLE SERIES, INC.

DISTRIBUTION AND SHAREHOLDER SERVICE PLAN

This Plan (“Plan”) constitutes the distribution and shareholder service plan of Calvert Variable Series, Inc. (“Company”), a Maryland corporation, adopted pursuant to Rule 12b‑1 under the Investment Company Act of 1940 (“1940 Act”). The Plan relates to those investment portfolios (“Funds”) and those classes of shares of the Funds identified on Schedule A attached hereto, as amended from time to time (each, a “Distribution Plan Class”).

Section 1.         Subject to the limitations on the payment of asset-based charges set forth in NASD Rule 2830 of the Financial Industry Regulatory Authority (“FINRA”), each Distribution Plan Class shall pay to the distributor (“Distributor”) of the Company’s shares of beneficial interest (“Shares”), a fee in an amount not to exceed on an annual basis 0.25% of the average daily net asset value of that Distribution Plan Class (“Distribution Fee”) for (a) payments the Distributor makes to banks, financial planners, retirement plan service providers, broker/dealers, insurance companies, and other institutions (each a “Participating Organization”) for distribution assistance and/or shareholder services provided to holders of Shares of a Distribution Plan Class pursuant to an agreement between the Distributor and a Participating Organization (including, but not limited to, distributing sales literature; answering routine shareholder inquiries about the Company or Shares of a Distribution Plan Class; assisting shareholders with changing dividend options, account designation and address, and enrolling into any of several retirement plans offered in connection with the purchase of Shares of a Distribution Fund Class; assisting with the establishment and maintenance of customer accounts and records and with purchase and redemption transactions; investing dividends and capital gains distributions automatically in Shares; and providing such other information and services as the Company or the shareholder may reasonably request); or (b) reimbursement of expenses incurred by a Participating Organization pursuant to an agreement in connection with distribution assistance and/or shareholder service, including, but not limited to, the reimbursement of expenses relating to printing and distributing prospectuses to persons other than holders of Shares of a Distribution

Plan Class, printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of Shares of a Distribution Plan Class, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries. For purposes of the Plan, a Participating Organization may include the Distributor or any of its affiliates or subsidiaries.

Section 2. The Distribution Fee may be paid by a Distribution Plan Class to the

Distributor as compensation, or to reimburse the Distributor for payments or expenses incurred pursuant to Section 1 with respect to that Distribution Plan Class. No payment to the Distributor is to be made by a Distribution Plan Class on Shares of a class that are not assessed the 0.25% fee described herein.

Section 3. The Plan shall not take effect with respect to a Distribution Plan Class until it has been approved by a vote of at least a majority of the outstanding voting securities of that Distribution Plan Class, to the extent required by Rule 12b-1.

Section 4. The Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Directors of the Company, and (b) the Independent Directors of the Company cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 5. The Plan shall continue in effect for a period of more than one year after the date of its execution or adoption only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 4.

Section 6. Any person authorized to direct the disposition of monies paid or payable by a Distribution Plan Class pursuant to the Plan or any related agreement shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. The Plan with respect to a Distribution Plan Class may be terminated at any time by vote of a majority of Independent Directors, or by a vote of a majority of the outstanding voting securities of that Distribution Plan Class. The Plan shall terminate automatically in the event of its assignment.

Section 8. All agreements of the Distributor or the Company with any person relating to the implementation of the Plan and the provision by a Participating Organization of the services described in Section 1 above shall be in writing, and any agreement related to the Plan shall provide:

(a) That any such agreement may be terminated at any time with respect to a Distribution Plan Class, without payment of any penalty, by a vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of that Distribution Plan Class, on not more than 60 days’ written notice to any other party to the agreement;

(b) That any such agreement shall terminate automatically in the event of its assignment; and

(c) That any such agreement shall continue in effect for a period of more than one year after the date of its execution or adoption only so long as such continuance is specifically approved at least annually by vote of the majority of both the Directors of the Company, and the Independent Directors of the Company cast in person at a meeting called for the purpose of voting on the Plan or that agreement.

Section 9. The Plan with respect to a Distribution Plan Class may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.

Section 10. As used in the Plan, (a) the term “Independent Directors” shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Dated: September 11, 2013

Schedule A

DISTRIBUTION PLAN CLASSES

Calvert VP SRI Equity Portfolio

Calvert VP SRI Balanced Portfolio (Class I and Class F)

Calvert VP SRI Mid Cap Growth Portfolio

Calvert VP Income Portfolio

Calvert VP Small Cap Growth Portfolio

FORM OF AGREEMENT

Rule 12b-1 Related Agreement

Date:

Calvert Investment Distributors, Inc.

4550 Montgomery Avenue

Suite 1000 N

Bethesda, MD 20814

____________________

____________________

____________________

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you, as distributor and underwriter of certain variable annuity and variable life insurance contracts

(“Contracts”) issued by your affiliate _______________ Life Insurance Company (“Insurer”), pursuant to a Distribution Plan (the “Plan”) adopted by Calvert Variable Series, Inc. (the “Corporation”), on behalf of each class of shares of the Corporation (“Fund”) set forth on Schedule A, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Funds are offered pursuant to a participation agreement, dated ___________________, under which the Fund has agreed to make shares of certain Funds (referred to as “Portfolios” in the Participation Agreement) available for purchase by one or more of the Insurer’s separate accounts or divisions thereof, in connection with the allocation by

Contract owners of purchase payments to corresponding investment options offered under the Contracts.

The Plan (the “Rule 12b-1 Agreement”) has been approved by a majority of the Board of Directors,

including a majority of the Board of Directors who are not “interested persons” of the Corporation, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Disinterested Directors”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Directors that,

in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s shareholders.

1. We shall pay you a fee as described on Schedule A for the following services to Fund shareholders and/or beneficial owners who own Contracts: distribute sales literature, answer routine inquiries about the Funds or Corporation, assist shareholders in the establishment and maintenance of

Contract owner purchase and redemption transactions as they relate to the Funds, invest Fund dividend and capital gain distributions on behalf of Contract Owners, provide other information and services as the

Fund shareholder reasonably requests in the establishment and maintenance of Contract owners’

investments in Fund shares.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities

Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority.

2. You shall furnish us with such information as shall reasonably be requested by the Board of Directors, on behalf of the Fund, with respect to the fees paid to you pursuant to this Rule 12b-1

Agreement.

3. We shall furnish to the Board of Directors, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4. This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Disinterested Directors, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Corporation and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5. This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Directors of the Corporation and of the Disinterested

Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Calvert Investment Distributors, Inc.

By:

William M. Tartikoff, Senior Vice

President and General Counsel

Accepted:

[Insert Name of Company]

By:

Address:

Facsimile:

Schedule A

to the

Rule 12b-1 Related Agreement

A.        Class of Shares of the Corporation Subject to this Agreement:

Calvert VP SRI Balanced Portfolio – Class F

B.         For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

Fee of 0.25% of the average daily net assets of the Fund (computed on an annual basis and payable each calendar quarter) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Corporation or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.